     As filed with the Securities and Exchange Commission on April 6, 2000
                                                           Registration No.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  FORM S-8/S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
           (INCLUDING REGISTRATION OF SHARES FOR RESALE BY MEANS OF A
                              FORM S-3 PROSPECTUS)

                                -----------------

                               AVANEX CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                -----------------

            DELAWARE                                        94-3285348
(STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NUMBER)

                            40919 ENCYCLOPEDIA CIRCLE
                            FREMONT, CALIFORNIA 94538
                                 (510) 897-4188

    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                -----------------

                           1998 STOCK PLAN, AS AMENDED
                        1999 EMPLOYEE STOCK PURCHASE PLAN
                            1999 DIRECTOR OPTION PLAN
                            (FULL TITLE OF THE PLANS)

                                -----------------

                               WALTER ALESSANDRINI
                             CHIEF EXECUTIVE OFFICER
                               AVANEX CORPORATION
                            40919 ENCYCLOPEDIA CIRCLE
                                FREMONT, CA 94538
                                 (510) 897-4188
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                -----------------

                                   Copies to:
                             JUDITH M. O'BRIEN, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                                 (650) 493-9300

                                -----------------

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                      PROPOSED MAXIMUM   PROPOSED MAXIMUM       AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE     OFFERING PRICE       AGGREGATE         REGISTRATION
        TO BE REGISTERED               REGISTERED         PER SHARE       OFFERING PRICE           FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 per
share par value: Available
for issuance under the
1998 Stock Plan, as amended..      7,518,117 shares        $103.44(1)     $777,674,022.48(1)   $205,306.00(1)
=============================================================================================================
Common Stock, $0.001 per
share par value: To be
issued under the 1998 Stock
Plan, as amended.............      3,871,255 shares        $  4.65(2)     $ 18,001,335.75(2)   $  4,753.00(2)
=============================================================================================================
Common Stock, $0.001 per
share par value:  Issued
under the 1998 Stock Plan,
as amended...................        465,000 shares        $103.44(1)     $ 48,099,600(1)      $ 12,699.00(1)
=============================================================================================================
Common Stock, $0.001 per
share par value: To be
issued under the 1999
Employee Stock Purchase
Plan.........................        525,000 shares        $103.44(1)     $ 54,306,000(1)      $ 14,337.00(1)
=============================================================================================================

=============================================================================================================
                                                      PROPOSED MAXIMUM   PROPOSED MAXIMUM       AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE     OFFERING PRICE       AGGREGATE         REGISTRATION
        TO BE REGISTERED               REGISTERED         PER SHARE       OFFERING PRICE           FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 per
share par value: To be
issued under the 1999
Director Option Plan.......          300,000 shares        $103.44(1)     $31,032,000(1)       $  8,193.00(1)
=============================================================================================================

(1) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on April 4, 2000.

(2) The registration fee for the shares of Common Stock to be issued pursuant to outstanding options under the 1998 Stock Plan, as amended, an employee stock option plan, was calculated in accordance with Rule 457(h) of the Securities Act based upon the basis of the weighted average price per share at which the options may be exercised.

                                EXPLANATORY NOTE

      This Registration Statement relates to (i) 12,214,372 shares of Common Stock to be issued in the future upon the exercise of options or the purchase of stock under the Company's employee benefit plans and (ii) the resale of 465,000 shares of Common Stock previously issued under the Company's employee benefit plans.

      PROSPECTUS

                                 465,000 SHARES

                               AVANEX CORPORATION

                                  COMMON STOCK

                                -----------------

      This Prospectus relates to 465,000 shares of the common stock of Avanex Corporation, which may be offered from time to time by certain selling stockholders of the Company. We will receive no part of the proceeds from sales of the shares. The shares were acquired by the selling stockholders under the Company's employee benefit plans.

      The Company's common stock is listed on the Nasdaq National Market under the symbol "AVNX." The Company's common stock was initially sold to the public at a price of $36.00 per share on February 4, 2000.

                                -----------------

      SEE "RISK FACTORS" ON PAGE 7 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                -----------------

      The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                -----------------

                  The date of this Prospectus is April 6, 2000

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. CERTAIN SELLING STOCKHOLDERS ARE OFFERING TO SELL SHARES AND SEEKING OFFERS TO BUY SHARES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE SHARES.


                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Where You Can Find Additional Information.................................   4
Information Incorporated by Reference.....................................   4
The Company...............................................................   5
Special Note Regarding Forward-Looking Statements.........................   6
Risk Factors..............................................................   7
Use of Proceeds...........................................................  23
Selling Stockholders......................................................  23
Plan of Distribution......................................................  24
Legal Matters.............................................................  25
Experts...................................................................  25

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We file reports, proxy statements and other information with the Commission, in accordance with the Securities and Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Commission in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site http://www/sec/gov.

      This Prospectus constitutes a part of a Registration Statement on Form S-8/S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by us with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and the 465,000 shares (the "Shares") refer to the Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at the locations set forth in the preceding paragraph. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, refer to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

      The following documents filed with the Commission are hereby incorporated by reference in this Prospectus:

      (1) The Company's Registration Statement on Form S-1 (Registration No. 333-92097) under the Securities Act of 1933, as amended (the "Securities Act"), in the form declared effective on February 3, 2000, including the Prospectus dated February 3, 2000 as filed by the Company pursuant to Rule 424(b) on February 4, 2000.

      (2) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed January 26, 2000 pursuant to
Section 12(g) of the Exchange Act and declared effective January 26, 2000.

      All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such reports and other documents.

      You may request a copy of these filings, at no cost, by writing or telephoning Anthony Florence, Vice President, Corporate Marketing and Investor Relations, Avanex Corporation, 40919 Encyclopedia Circle, Fremont, California, 94538. The Company's telephone number at that location is (510) 897-4188.

                                   THE COMPANY

      Avanex designs, manufactures and markets fiber optic-based products, known as photonic processors, which are designed to increase the performance of optical networks. Our photonic processors offer communications service providers and optical systems manufacturers greater levels of performance and miniaturization, reduced complexity and increased cost-effectiveness as compared to current alternatives. We believe photonic processors will enable the next-generation, all-optical network, which is necessary to support the increasing demand for capacity, or bandwidth.

      The proliferation of the Internet and the increase in activities such as electronic commerce, the transmission of large data files, Internet-based businesses and telecommuting, have caused a significant increase in the volume of traffic across the communications infrastructure. In an effort to increase network capacity and performance, the transport layer, or medium over which the data traffic is transmitted, is currently being upgraded from electrical to optical transmission by many common carriers, including MCI, AT&T and Sprint. Despite the advances that have occurred in the existing communications infrastructure, there are still many challenges to deploying a next-generation, optical network, including:

      - the need to prevent an optical signal from degrading, a phenomenon known as attenuation, by converting it into an electrical signal and back into an optical signal at frequent intervals across a network;

      - the need to compensate for chromatic dispersion, a negative effect caused by different wavelengths of light traveling down the optical fiber at different velocities and reaching their destination at different times;

      - the need to carry increased amounts of data in each wavelength of light;

      -     the high cost of the optical products needed for an optical network;
            and

      -     the difficulty in deploying large pieces of optical equipment.

      Our PowerFilter, PowerMux and PowerShaper products are designed to overcome the technological challenges, such as chromatic dispersion and attenuation, and the cost and deployment challenges inherent in optical networks. Our products are designed to enable the transmission of more data in a wavelength of light, at higher speeds and across greater distances in a network, than currently available optical technologies. Our customers can also optimize the utilization of limited network space because we miniaturize our products and combine multiple components in a single package. We design our products to work within existing network deployments, as well as in future optical networks. We believe our photonic processors enable communications service providers and optical systems manufacturers to maximize the capacity of optical networks to facilitate next generation services and applications, such as virtual private networking and business-to-business electronic commerce.

      The Company was incorporated in California in October 1997 and reincorporated in Delaware in January 2000. The Company's principal executive office is located at 40919 Encyclopedia Circle, Fremont, California 94538 and its telephone number at this location is (510) 897-4188.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Some of the statements under "The Company," "Risk Factors," and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                  RISK FACTORS

      This offering and any investment in our common stock involve a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

RISKS RELATED TO OUR BUSINESS

WE HAVE NEVER BEEN PROFITABLE AND OUR FAILURE TO INCREASE OUR REVENUES SIGNIFICANTLY WOULD PREVENT US FROM ACHIEVING AND MAINTAINING PROFITABILITY

      We have incurred significant losses since inception and expect to continue to incur losses in the future. We incurred net losses of $1.1 million in the period from our inception on October 24, 1997 through June 30, 1998, $9.2 million in the fiscal year ended June 30, 1999, $7.5 million in the quarter ended October 1, 1999 and $12.3 million in the quarter ended December 31, 1999. As of December 31, 1999, we had an accumulated deficit of $50.2 million. To date, we have not achieved profitability on a quarterly or annual basis. Due to lack of cash generated from operations, we have funded our operations through the sale of equity securities, bank borrowings and equipment lease financing. We have a large amount of fixed expenses and we expect to continue to incur significant and increasing manufacturing, sales and marketing, product development and administrative expenses. As a result, we will need to generate significantly higher revenues while containing costs and operating expenses if we are ever to achieve profitability. Although our net revenue has grown from zero in the quarter ended March 31, 1999 to $10.9 million in the six months ended December 31, 1999, we cannot be certain that our revenues will continue to grow or that we will ever achieve sufficient revenue levels to achieve profitability.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY AND ONLY RECENTLY BEGAN SHIPPING OUR PRODUCTS, WE MAY BE UNABLE TO ACCURATELY EVALUATE OUR BUSINESS AND FORECAST OUR PROSPECTS, WHICH MAY PREVENT US FROM MEETING THE PRODUCT DEMANDS OF OUR POTENTIAL CUSTOMERS IN A TIMELY MANNER

      As a result of our limited operating history, particularly our short history of manufacturing products for sale, it is difficult to forecast our revenues accurately, and we have limited meaningful historical financial data upon which to plan future operating expenses. We began operations in October 1997. Until April 1999, we were a development stage company, and our only activities were research and development. We began shipping our PowerFilter and PowerMux products to customers for evaluation in April 1999. Volume shipments did not commence until the quarter ended October 1, 1999. We face the risks and difficulties frequently encountered by early stage companies in a new and rapidly evolving market. The revenue and income potential of our products and business are, and the size of our market is, unproven. Our ability to sell products and achieve success will depend on, among other things, the level of demand for our products and our capacity to meet demand.

WE EXPECT OUR QUARTERLY REVENUES AND OPERATING RESULTS TO FLUCTUATE SIGNIFICANTLY AND THIS MAY CAUSE OUR STOCK PRICE TO DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT

      Our revenues and operating results are likely to vary significantly from quarter to quarter. A number of factors, many of which are more fully discussed in other risk factors, are likely to cause these variations, including:

      - fluctuations in demand for and sales of our products, which will depend on the speed and magnitude of the transition to an all-optical network;

      -     cancellations of orders and shipment rescheduling;

      - our ability to significantly expand our manufacturing capacity at our new facility in Fremont, California, which commenced operations in November 1999;

      - the ability of Concord Micro-Optics, Inc., or CMI, to timely produce and deliver subcomponents from its facility in China in the quantity and of the quality we require;

      - the practice of companies in the communications industry to sporadically place large orders with short lead times;

      - competitive factors, including introductions of new products and product enhancements by potential competitors, entry of new competitors into the photonic processor market, including Lucent Technologies, Nortel Networks and Fujitsu, and pricing pressures;

      - our ability to develop, introduce, manufacture and ship new and enhanced fiber optic products in a timely manner without defects;

      - our ability to control expenses, particularly in light of our limited operating history;

      - availability of components for our products and increases in the price of these components;

      -     mix of our products sold; and

      - economic conditions specific to the communications and related industries.

      A high percentage of our expenses, including those related to manufacturing, engineering, sales and marketing, research and development and general and administrative functions, are essentially fixed in the short term. As a result, if we experience delays in generating and recognizing revenue, our quarterly operating results are likely to be seriously harmed. As we expand our manufacturing capacity, we will incur expenses in one quarter relating to the expansion and related yield issues that may not result in off-setting revenue until a subsequent quarter. New product introductions can also result in a mismatching of research and development expenses and sales and marketing expenses that are incurred in one quarter with revenues that are not received until a subsequent quarter when the new product is introduced. If growth in our revenues does not outpace the increase in our expenses, our results of operations could be seriously harmed.

      Due to these and other factors, we believe that quarter-to-quarter comparisons of our operating results will not be meaningful. You should not rely on our results for one quarter as any indication of our future performance. It is likely that in future quarters our operating results may be below the expectations of public market analysts or investors. If this occurs, the price of our common stock would likely decrease.

OUR POWERFILTER PRODUCT CURRENTLY REPRESENTS NEARLY ALL OF OUR REVENUES AND IF WE ARE UNSUCCESSFUL IN COMMERCIALLY SELLING OUR POWERMUX PRODUCT, OUR REVENUES WILL NOT GROW SIGNIFICANTLY

      We currently offer only two products on a commercial basis, PowerFilter and PowerMux. Sales of our PowerFilter product accounted for 95% of our net revenue in the quarter ended June 30, 1999 and 99% of our net revenue in each of the quarters ended October 1, 1999 and December 31, 1999. We substantially depend on this product for our near-term revenue. Any decline in the price of, or demand for, our PowerFilter product, or its failure to achieve broad market acceptance, would seriously harm our business. In addition, we believe that our future growth and a significant portion of our future revenue will depend on the commercial success of our PowerMux product. If our target customers do not widely adopt, purchase and successfully deploy our products, our revenues will not grow significantly and our business will be seriously harmed.

WE RELY ON A LIMITED NUMBER OF CUSTOMERS, AND ANY DECREASE IN REVENUES FROM, OR LOSS OF, THESE CUSTOMERS WITHOUT A CORRESPONDING INCREASE IN REVENUES FROM OTHER CUSTOMERS WOULD HARM OUR OPERATING RESULTS

      Our customer base is highly concentrated. We began recognizing revenues from sales of our products in the quarter ended June 30, 1999. Three customers accounted for an aggregate of 94% of our net revenue in the quarter ended June 30, 1999, an aggregate of 99% of our net revenue in the quarter ended October 1, 1999 and an aggregate of 96% of our net revenue in the quarter ended December 31, 1999. MCI Telecommunications and MCI Worldcom, collectively MCI Worldcom, accounted for 92% of our net revenue in the quarter ended October 1, 1999 and 85% in the quarter ended December 31, 1999. We expect that the majority of our revenues will continue to depend on sales of our products to a small number of customers.

      If current customers do not continue to place significant orders, we may not be able to replace these orders. In addition, any downturn in the business of existing customers could result in significantly decreased sales to these customers, which could seriously harm our revenues and results of operations.

      Sales to any single customer may vary significantly from quarter to quarter. Customers in the communications industry tend to order large quantities of products on an irregular basis. They base these orders on a decision to deploy their system in a particular geographic area and may not order additional products until they make their next major deployment decision. This means that customers who account for a significant portion of our net revenue in one quarter may not place any orders in the succeeding quarter. These ordering patterns can result in significant quarterly fluctuations in our operating results.

WE MUST RAPIDLY EXPAND OUR MANUFACTURING CAPACITY OR WE WILL NOT BE ABLE TO DELIVER OUR PRODUCTS TO OUR CUSTOMERS IN A TIMELY MANNER

      We must devote significant resources in order to expand our manufacturing capacity. We have no experience in rapidly increasing our manufacturing capacity or in manufacturing products at high volumes, and we only commenced manufacturing operations in the quarter ended June 30, 1999. We will be required to hire, train and manage significant numbers of additional manufacturing personnel in order to increase our production capacity. We also intend to have some of our subcomponents and products manufactured by a third party contract manufacturer located in China. Expanding our manufacturing capacity at different facilities will be expensive and will require management's time. There are numerous risks associated with rapidly increasing capacity, including:

      -     the inability to procure and install the necessary equipment;

      -     lack of availability of manufacturing personnel;

      - difficulties in achieving adequate yields from new manufacturing lines; and

      -     the inability to match future order volumes with capacity.

If we are unable to expand our manufacturing capacity in a timely manner or if we do not accurately project demand, we will have excess capacity or insufficient capacity, either of which will seriously harm our business.

      Our planned manufacturing expansion and related capital expenditures are being made in anticipation of a level of customer orders that may not be realized or, if realized, may not be sustained over multiple quarters. If anticipated levels of customer orders are not received, our gross margins will decline and we will not be able to reduce our operating expenses quickly enough to prevent a decline in our operating results.

BECAUSE WE EXPECT TO DEPEND ON A THIRD PARTY LOCATED IN CHINA TO MANUFACTURE SUBCOMPONENTS AND PRODUCTS FOR US, WE MAY HAVE DIFFICULTIES OBTAINING A SUFFICIENT AMOUNT OF HIGH QUALITY PRODUCTS, WHICH WOULD DELAY OUR ABILITY TO FULFILL CUSTOMER ORDERS

      We have entered into a five-year agreement with CMI, a California-based company, under which a subsidiary of CMI, located in Tianjin, China, manufactures optical subcomponents for us. CMI has a limited history of manufacturing optical subcomponents. As a result, CMI may not meet our technological or delivery requirements. Any interruption in the operations of CMI could harm our ability to meet our scheduled product deliveries to our customers, which could cause the loss of existing or potential customers. In addition, the products that CMI builds for us may be insufficient in quality or in quantity to meet our needs. The inability of CMI to provide us with adequate supplies of high-quality products in the future could cause a delay in our ability to fulfill customer orders while we obtain a replacement manufacturer and could seriously harm our business.

      CMI manufactures limited quantities of subcomponents for us at a small facility in Tianjin. We may expect CMI to manufacture a significant portion of our subcomponents and products in the future. Although CMI is building a larger manufacturing facility in Tianjin, it will not be operational until at least the quarter ending September 29, 2000. If this larger facility is not completed on time, or at all, it may be more difficult to grow our business.

      To successfully meet our overall production goals, we will also have to coordinate effectively our operations in California and CMI's operations in China. We have no experience in coordinating and managing production operations that are located on different continents or in the transfer of manufacturing operations from one facility to another. The geographic distance between our headquarters in California and CMI's manufacturing facility in China will make it difficult for us to manage the relationship and oversee operations there to assure product quality and timely delivery. Our failure to successfully coordinate and manage multiple sites or to transfer our manufacturing operations could seriously harm our overall production.

      Because CMI's manufacturing facility is located in China, CMI will be subject to the risk of political instability in China and the possible imposition of restrictive trade regulations and tariffs. We will also be exposed to risks of foreign currency exchange rate fluctuations and lack of adequate protection of intellectual property under Chinese law.

UNDER OUR LICENSE AGREEMENT WITH CMI, CMI CAN MANUFACTURE AND SELL OPTICAL SUBCOMPONENTS BASED ON OUR TECHNOLOGY TO OUR POTENTIAL COMPETITORS, WHICH COULD HARM OUR MARKET POSITION IN THE FUTURE

      Under the agreement with CMI, we have granted licenses to CMI to make in China and the United States, and to use and sell worldwide, the licensed subcomponents. We also granted them a license to use some of our technical information and manufacturing process know-how in China and the United States. These licenses are exclusive in China and non-exclusive elsewhere. As a result, CMI can manufacture and sell optical subcomponents based on our technology to third parties, including our potential competitors. Furthermore, unless the license is terminated, we cannot use an additional manufacturer for these subcomponents in China.

BECAUSE WE DEPEND ON SINGLE OR LIMITED SOURCES OF SUPPLY WITH LONG LEAD TIMES FOR SOME OF THE KEY COMPONENTS IN OUR PRODUCTS, WE COULD ENCOUNTER DIFFICULTIES IN MEETING SCHEDULED PRODUCT DELIVERIES TO OUR CUSTOMERS, WHICH COULD CAUSE CUSTOMERS TO CANCEL ORDERS

      We currently purchase several key components used in our products from single or limited sources of supply, including Nippon Sheet Glass, Hoya USA, Inc., CMI, Sumitomo Corporation of America, Casix, Inc. and Browave Corporation. These key components include filters, lenses and specialty glass. We have no guaranteed supply arrangement with any of these suppliers and we typically purchase our components through purchase orders. We may fail to obtain these supplies in a timely manner in the future. Any interruption or delay in the supply of any of these components, or the inability to obtain these components from alternate sources at acceptable prices and within a reasonable amount of time, would impair our ability to meet scheduled product deliveries to our customers and could cause customers to cancel orders. Lead times for components vary significantly and depend on numerous factors, including the specific supplier, the size of the order, contract terms and market demand for a component at a given time. For substantial increases in production levels, suppliers may need longer-than-normal lead times and some may need at least six months.

      Furthermore, financial or other difficulties faced by these suppliers, or significant changes in demand for these components, could limit the availability of these components. In addition, a third party could acquire control of one or more of our suppliers and cut off our access to raw materials or components. Obtaining components from alternate suppliers is difficult because we must qualify each new supplier, and this process is time-consuming and expensive.

OUR LENGTHY AND VARIABLE QUALIFICATION AND SALES CYCLE MAKES IT DIFFICULT TO PREDICT THE TIMING OF A SALE OR WHETHER A SALE WILL BE MADE, WHICH MAY CAUSE US TO HAVE EXCESS MANUFACTURING CAPACITY OR INVENTORY AND NEGATIVELY IMPACT OUR OPERATING RESULTS

      Customers typically expend significant efforts in evaluating and qualifying our products and manufacturing process. This evaluation and qualification process frequently results in a lengthy sales cycle, typically ranging from three to nine months and sometimes longer. While our customers are evaluating our products and before they place an order with us, we may incur substantial sales and marketing and research and development expenses, expend significant management efforts, increase manufacturing capacity and order long-lead-time supplies prior to receiving an order. Even after this evaluation process, it is possible a potential customer will not purchase our products for deployment. In addition, product purchases are frequently subject to unplanned processing and other delays, particularly with respect to larger customers for which our products represent a very small percentage of their overall purchase activity.

      If we increase capacity and order supplies in anticipation of an order that does not materialize, our gross margins will decline and we will have to carry or write off excess inventory. Even if we receive an order, the additional manufacturing capacity that we add to service the customer's requirements may be underutilized in a subsequent quarter. Either situation could cause our results of operations to be below the expectations of investors and public market analysts, which could, in turn, cause the price of our common stock to decline. Our long sales cycles, as well as the practice of companies in the communications industry to sporadically place large orders with short lead times, may cause our revenues and operating results to vary significantly and unexpectedly from quarter to quarter.

IF WE FAIL TO PREDICT OUR MANUFACTURING REQUIREMENTS ACCURATELY, WE COULD INCUR ADDITIONAL COSTS OR EXPERIENCE MANUFACTURING DELAYS, WHICH COULD CAUSE US TO LOSE ORDERS OR CUSTOMERS AND RESULT IN LOWER REVENUES

      We currently use a rolling 12-month forecast based primarily on our anticipated product orders and our limited product order history to determine our requirements for components and materials. We provide these forecasts to CMI and use them internally as well. It is very important that we accurately predict both the demand for our products and the lead time required to obtain the necessary components and raw materials. Lead times for materials and components that we order vary significantly and depend on factors such as the specific supplier, the size of the order, contract terms and demand for each component at a given time. If we underestimate our requirements, both our company and CMI may have inadequate manufacturing capacity or inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues. If we overestimate our requirements, we could have excess inventory of parts. We also may experience shortages of components from time to time, which also could delay the manufacturing of our products and could cause us to lose orders or customers.

IF WE DO NOT ACHIEVE ACCEPTABLE MANUFACTURING YIELDS IN A COST-EFFECTIVE MANNER OR ACHIEVE SUFFICIENT PRODUCT RELIABILITY, THIS COULD DELAY PRODUCT SHIPMENTS TO OUR CUSTOMERS OR REQUIRE US TO DEVELOP NEW MANUFACTURING PROCESSES, WHICH WOULD IMPAIR OUR OPERATING RESULTS

      The manufacture of our products involves complex and precise processes. Changes in our manufacturing processes or those of our suppliers, or their inadvertent use of defective materials, could significantly reduce our manufacturing yields and product reliability. Because the majority of our manufacturing costs are relatively fixed, manufacturing yields are critical to our results of operations. Lower than expected production yields could delay product shipments and impair our gross margins. We may not obtain acceptable yields in the future.

      In some cases, existing manufacturing techniques, which involve substantial manual labor, may not allow us to cost-effectively meet our production goals so that we maintain acceptable gross margins while meeting the cost targets of our customers. We will need to develop new manufacturing processes and techniques that will involve higher levels of automation to increase our gross margins and achieve the targeted cost levels of our customers. We may not achieve manufacturing cost levels that will fully satisfy customer demands.

      Because we plan to introduce new products and product enhancements regularly, we must effectively transfer production information from our product development department to our manufacturing group and coordinate our efforts with those of our suppliers to rapidly achieve volume production. If we fail to effectively manage this process or if we experience delays, disruptions or quality control problems in our manufacturing operations, our shipments of products to our customers could be delayed.

WE WILL LOSE SIGNIFICANT CUSTOMER SALES AND OPPORTUNITIES AND MAY NOT BE SUCCESSFUL IF OUR CUSTOMERS DO NOT QUALIFY OUR PRODUCTS TO BE DESIGNED INTO THEIR PRODUCTS AND SYSTEMS

      In the communications industry, service providers and optical systems manufacturers often undertake extensive qualification processes prior to placing orders for large quantities of products such as ours, because these products must function as part of a larger system or network. Once they decide to use a particular supplier's product or component, these potential customers design the product into their system, which is known as a design-in win. Suppliers whose products or components are not designed in are unlikely to make sales to that company until at least the adoption of a future redesigned system. Even then, many companies may be reluctant to design entirely new products into their new systems, as it could involve significant additional redesign efforts. If we fail to achieve design-in wins in our potential customer's qualification process, we will lose the opportunity for significant sales to that customer for a lengthy period of time.

WE WILL NOT ATTRACT ORDERS AND CUSTOMERS OR WE MAY LOSE CURRENT ORDERS AND CUSTOMERS AND WILL NOT BE SUCCESSFUL IN OUR INDUSTRY IF WE ARE UNABLE TO COMMIT TO DELIVER SUFFICIENT QUANTITIES OF OUR PRODUCTS TO SATISFY MAJOR CUSTOMERS' NEEDS

      Communications service providers and optical systems manufacturers typically require that suppliers commit to provide specified quantities of products over a given period of time. If we are unable to commit to deliver sufficient quantities of our products to satisfy a customer's anticipated needs, we will lose the order and the opportunity for significant sales to that customer for a lengthy period of time. We are just beginning to receive orders for significant quantities of products while simultaneously increasing our manufacturing capacity. We would be unable to pursue many large orders if we do not have sufficient manufacturing capacity to enable us to commit to provide customers with specified quantities of products.

IF OUR CUSTOMERS DO NOT QUALIFY OUR MANUFACTURING LINES FOR VOLUME SHIPMENTS, OUR PRODUCTS MAY BE DROPPED FROM SUPPLY PROGRAMS AND OUR OPERATING RESULTS COULD SUFFER

      Customers generally will not purchase any of our products, other than limited numbers of evaluation units, before they qualify our products, approve our manufacturing process and approve our quality system.

Our existing manufacturing line, as well as each new manufacturing line, must pass through various levels of approval with our customers. Customers may require that we be registered under international quality standards, such as ISO 9001. Our products may also have to be qualified to specific customer requirements. This customer approval process determines whether the manufacturing line achieves the customers' quality, performance and reliability standards. In order for CMI to manufacture products or discrete components for us in the future, their manufacturing line would also need to be qualified by our customers. Delays in product qualification or ISO 9001 registration may cause a product to be dropped from a long-term supply program and result in significant lost revenue opportunity over the term of that program.

IF WE ARE UNABLE TO DEVELOP PRODUCTS AND PRODUCT ENHANCEMENTS THAT ACHIEVE MARKET ACCEPTANCE, SALES OF OUR PRODUCTS WILL SUFFER AND WE WILL NOT BE SUCCESSFUL

      Our future success depends on our ability to anticipate market needs and develop products that address those needs. Any failure to predict market needs accurately or to develop new products or product enhancements in a timely manner will substantially decrease market acceptance and sales of our products. In addition, our products could quickly become obsolete as new technologies are introduced and incorporated into new and improved products. In particular, we anticipate that our PowerMux product, which incorporates our PowerFilter product and additional functionality, will replace our PowerFilter product in most applications. We must continue to develop state-of-the-art products and introduce them in the commercial market quickly in order to be successful. We introduced our PowerShaper product, which is currently in the beta testing stage, in March 2000. If the development of any future products takes longer than we anticipate, or if we are unable to develop and introduce these products to the commercial market, our revenues could suffer and we will not gain market share. Even if we are able to develop and commercially introduce new products and enhancements, we cannot assure you that the new products or enhancements will achieve widespread market acceptance. Any failure of PowerMux, PowerShaper or our other future products to achieve market acceptance could significantly harm our business.

WE MAY EXPERIENCE INCREASED COMPETITION FROM COMPANIES IN THE PHOTONIC PROCESSOR MARKET AND IN THE OPTICAL SYSTEMS AND COMPONENT INDUSTRY, WHICH COULD CAUSE REDUCED SALES LEVELS AND RESULT IN PRICE REDUCTIONS, REDUCED GROSS MARGINS OR LOSS OF MARKET SHARE

      The markets we are targeting are new and rapidly evolving, and we expect these markets to become highly competitive in the future. While we do not have any direct competitors in the photonic processor market today, we anticipate that other companies will expand into our market in the future, and introduce competitive products. We also face indirect competition from public and private companies providing products that address the same optical network problems that our products address. The development of alternative solutions to optical transmission problems by competitors, particularly systems companies who also manufacture components, could significantly limit our growth.

      Some companies in the optical systems and component industry may compete with us in the future, including Lucent Technologies, Nortel Networks, Alcatel, Fujitsu, JDS Uniphase and E-Tek Dynamics. These are large public companies that have longer operating histories and significantly greater financial, technical, marketing and other resources than we have. As a result, these competitors are able to devote greater resources to the development, promotion, sale and support of their products. In addition, our competitors that have large market capitalizations or cash reserves are better positioned than we are to acquire other companies in order to gain new technologies or products that may displace our product lines.

Any of these acquisitions could give our competitors a strategic advantage. Many of our potential competitors have significantly more established sales and customer support organizations than we do. In addition, many of our competitors have much greater name recognition and have more extensive customer bases, better developed distribution channels and broader product offerings than our company. These companies can use their customer bases and broader product offerings and adopt aggressive pricing policies to gain market share. We expect to encounter potential customers that, due to existing relationships with our competitors, are committed to the products offered by these competitors. As a result, these potential customers may not consider purchasing our products.

      Existing and potential customers are also our potential competitors. These customers may develop or acquire additional competitive products or technologies in the future, which may cause them to reduce or cease their purchases from us. In addition, customers who are also competitors may unfairly disparage our products in order to gain a competitive advantage.

      As a result of these factors, we expect that competitive pressures may result in price reductions, reduced margins and loss of market share.

IF WE DO NOT SUBSTANTIALLY EXPAND OUR DIRECT AND INDIRECT SALES OPERATIONS, WE MAY NOT BE ABLE TO INCREASE MARKET AWARENESS AND SALES OF OUR PRODUCTS AND OUR REVENUES WILL SUFFER

      Our products and services require a long, involved sales effort targeted at several departments within our prospective customers' organizations. Therefore, our sales effort requires the prolonged efforts of executive personnel and specialized system and application engineers working together with dedicated salespersons in making sales. Because we have a small number of dedicated salespersons, we need to hire additional qualified sales personnel and system and application engineers. Competition for these individuals is intense, and we might not be able to hire the type and number of sales personnel and system and application engineers we need.

      In addition, we believe that our future success depends significantly on our ability to establish relationships successfully with a variety of distribution partners, such as original equipment manufacturers, value-added resellers and distributors, both domestically and internationally. To date, we have entered into agreements with two distributors in Japan, one distributor in Israel and one sales representative in Italy. These distributors and sales representative also sell products that compete with our products. We cannot be certain that we will be able to reach agreement with additional distribution partners or sales representatives on a timely basis or at all, or that our distribution partners will devote adequate resources to selling our products. Even if we enter into agreements with additional distribution partners, they may not result in increased product sales.

      If we are unable to expand our direct and indirect sales operations, we may not be able to increase market awareness or sales of our products, which may prevent us from increasing our revenues.

IF THE COMMUNICATIONS INDUSTRY DOES NOT ACHIEVE A RAPID AND WIDESPREAD TRANSITION TO OPTICAL NETWORKS, OUR BUSINESS WILL NOT SUCCEED

      The market for our products is relatively new. Future demand for our products is uncertain and will depend to a great degree on the speed of the widespread adoption of optical networks. If the transition occurs too slowly, the market for our products and the growth of our business will be significantly limited.

IF THE INTERNET DOES NOT CONTINUE TO EXPAND AS A WIDESPREAD COMMUNICATION AND COMMERCE MEDIUM, DEMAND FOR OUR PRODUCTS MAY DECLINE SIGNIFICANTLY

      Our future success depends on the continued growth of the Internet as a widely-used medium for commerce and communication and the continuing demand for increased bandwidth over communications networks. If the Internet does not continue to expand as a widespread communication medium and commercial marketplace, the need for significantly increased bandwidth across networks and the market for optical transmission products may not develop. As a result, it would be unlikely that our products would achieve commercial success.

OUR MARKET IS NEW AND IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGES AND EVOLVING STANDARDS, AND IF WE DO NOT RESPOND IN A TIMELY MANNER, OUR PRODUCTS WILL NOT ACHIEVE MARKET ACCEPTANCE

      The communications market is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. In developing our products, we have made, and will continue to make, assumptions with respect to which standards will be adopted within our industry. If the standards that are actually adopted are different from those that we have chosen to support, our products may not achieve significant market acceptance.

OUR PRODUCTS MAY HAVE DEFECTS THAT ARE NOT DETECTED UNTIL FULL DEPLOYMENT OF A CUSTOMER'S SYSTEM, WHICH COULD RESULT IN A LOSS OF CUSTOMERS, DAMAGE TO OUR REPUTATION AND SUBSTANTIAL COSTS

      Our products are designed to be deployed in large and complex optical networks and must be compatible with other components of the system, both current and future. Our products can only be fully tested for reliability when deployed in networks for long periods of time. Our customers may discover errors, defects or incompatibilities in our products after they have been fully deployed and operated under peak stress conditions. They may also have errors, defects or incompatibilities that we find only after a system upgrade is installed. If we are unable to fix errors or other problems, we could experience:

      -     loss of customers;

      -     loss of or delay in revenues;

      -     loss of market share;

      -     loss or damage to our brand and reputation;

      -     inability to attract new customers or achieve market acceptance;

      -     diversion of development resources;

      -     increased service and warranty costs;

      -     legal actions by our customers; and

      -     increased insurance costs.

IF WE FAIL TO EFFECTIVELY MANAGE OUR FINANCIAL AND MANAGERIAL CONTROLS, REPORTING SYSTEMS AND PROCEDURES AS WELL AS EXPAND, TRAIN AND MANAGE OUR WORKFORCE, OUR BUSINESS MAY NOT SUCCEED

      We continue to expand the scope of our operations domestically and internationally and have increased the number of our employees substantially. We have grown from no revenue in the quarter ended March 31, 1999, $4.4 million in the quarter ended October 1, 1999 to $6.5 million in the quarter ended December 31, 1999. At March 31, 1999, we had a total of 45 employees, at October 1, 1999, we had a total of 132 employees and at December 31, 1999, we had 251 employees. In addition, we plan to hire a significant number of employees over the next several quarters. We currently operate facilities in Fremont, California and in Richardson, Texas, and CMI has recently begun manufacturing subcomponents for us in China. In addition, we have a sales office with a regional sales director in Newtown, Pennsylvania. The growth in employees and in revenue, combined with the challenges of managing geographically-dispersed operations, has placed, and our anticipated growth in future operations will continue to place, a significant strain on our management systems and resources. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force worldwide.

WE DEPEND ON A SINGLE APPLICATION SERVICE PROVIDER FOR INFORMATION SYSTEMS AND SERVICES, AND IF THERE IS A SERVICE INTERRUPTION, WE MAY HAVE DIFFICULTY IN ACCESSING DATA THAT IS CRITICAL TO THE MANAGEMENT OF OUR BUSINESS

      We rely on a single application service provider, Aristasoft Corporation, to provide an Internet-based management information system and support for this system. Aristasoft recently began providing information systems and services to us on a regular basis and we are one of their few customers. All of our financial records and ordering and data tracking information are stored on Aristasoft's computer system and are only accessible over the Internet. The Internet has suffered from delays and outages in the past, which could make it difficult for us to access our data. From time to time, we have experienced difficulties and delays in accessing our data. Lack of direct control over our management information system and delays in obtaining information when needed could harm our business.

      We do not have an agreement with Aristasoft requiring it to provide services to us for any specified period, and they could terminate their relationship with us on short notice. If we needed to qualify a new application service provider, we might be unable to do so on a timely basis, or at all. The services are provided on application and database servers located at offsite data facilities and accessed via communications links from our facility. We cannot be certain that Aristasoft will be able to manage a scalable and reliable information technology infrastructure to support the growth of our business. If they stop providing services to us or if there is a service interruption, our ability to process orders, manufacture products, ship products, prepare invoices and manage our day-to-day financial transactions would be harmed, and our results of operations would suffer.

WE DEPEND ON KEY PERSONNEL TO MANAGE OUR BUSINESS EFFECTIVELY IN A RAPIDLY CHANGING MARKET, AND IF WE ARE UNABLE TO HIRE ADDITIONAL PERSONNEL, OUR ABILITY TO SELL OUR PRODUCTS COULD BE HARMED

      Our future success depends upon the continued services of our executive officers, particularly Walter Alessandrini, our Chief Executive Officer, and Xiaofan (Simon) Cao, our Senior Vice President of Product Development, and other key engineering, sales, marketing, manufacturing and support personnel. None of our officers or key employees is bound by an employment agreement for any specific term and these personnel may terminate their employment at any time. In addition, we do not have "key person" life insurance policies covering any of our employees.

      We must hire a significant number of additional employees in the near future, particularly engineering and manufacturing personnel. Our ability to continue to attract and retain highly skilled personnel will be a critical factor in determining whether we will be successful in the future. Competition for highly skilled personnel is intense, especially in the San Francisco Bay Area. We may not be successful in attracting, assimilating or retaining qualified personnel to fulfill our current or future needs. Our planned growth will place a significant demand on our management and operational resources. Many of the members of our management team have only been with us for a relatively short period of time. For example, our Chief Executive Officer joined us in March 1999, and six of our ten current executive officers have joined us since then. Failure of the new management team to work effectively together could seriously harm our business.

IF WE BECOME SUBJECT TO UNFAIR HIRING CLAIMS, THESE CLAIMS COULD DIVERT THE ATTENTION OF OUR MANAGEMENT AWAY FROM OUR OPERATIONS AND COULD CAUSE US TO INCUR SUBSTANTIAL COSTS IN DEFENDING OURSELVES

      Companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. For instance, in December 1999, E-Tek Dynamics, Inc. filed a lawsuit against us. E-Tek's complaint alleges that we have participated in the illegal recruiting of E-Tek employees. Despite the fact that we believe this complaint is without merit, we will incur costs in defending this lawsuit, including management time and attention. We cannot assure you that we will not receive claims of this kind in the future as we seek to hire qualified personnel or that those claims will not result in litigation. We could incur substantial costs in defending ourselves against these claims, regardless of their merits or outcomes. In addition, defending ourselves from these claims could divert the attention of our management away from our operations.

IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, THIS TECHNOLOGY COULD BE MISAPPROPRIATED, WHICH WOULD MAKE IT DIFFICULT TO COMPETE IN OUR INDUSTRY

      We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Although we have recently been issued one jointly-filed U.S. patent, we cannot assure you that the remaining 27 U.S. patent applications that we have filed, seven of which were jointly filed, and six foreign patent applications that we have filed, one of which was jointly filed, will be approved, that any patents that may issue will protect our intellectual property or that any patents issued will not be challenged by third parties. Furthermore, other parties may independently develop similar or competing technology or design around any patents that may be issued to us. We use various methods to attempt to protect our intellectual property rights. However, we cannot be certain that the steps we have taken will prevent the misappropriation of our intellectual property, particularly in foreign countries, such as China, where the laws may not protect our proprietary rights as fully as in the United States.

IF NECESSARY LICENSES OF THIRD-PARTY TECHNOLOGY BECOME UNAVAILABLE TO US OR BECOME VERY EXPENSIVE, WE MAY BECOME UNABLE TO DEVELOP NEW PRODUCTS AND PRODUCT ENHANCEMENTS, WHICH WOULD PREVENT US FROM OPERATING OUR CURRENT BUSINESS

      From time to time we may be required to license technology from third parties to develop new products or product enhancements. We cannot assure you that third-party licenses will be available to us on commercially reasonable terms, if at all. The inability to obtain any third-party license required to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, either of which could prevent us from operating our business.

      We license technology from Fujitsu that is critical to our PowerShaper product. The license agreement is subject to termination upon the acquisition of more than a 50% interest in us by certain major communications system suppliers. Thus, if we are acquired by any of these specified companies, we will lose this license. The existence of this license termination provision may have an anti-takeover effect in that it would discourage those specified companies from making a bid to acquire us.

WE COULD BECOME SUBJECT TO LITIGATION REGARDING INTELLECTUAL PROPERTY RIGHTS, WHICH COULD DIVERT MANAGEMENT ATTENTION, CAUSE US TO INCUR SIGNIFICANT COSTS AND PREVENT US FROM SELLING OR USING THE CHALLENGED TECHNOLOGY

      In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. As a result of the proliferation of the Internet and other networking technologies, there has been, and we expect that there will continue to be, an increasing amount of this litigation in our industry. Many companies in the high-technology industry aggressively use their patent portfolios to bring infringement claims against their competitors. As a result, it is possible that we may be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of others' intellectual property. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

      - stop selling, incorporating or using our products that use the challenged intellectual property;

      - obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

      -     redesign the products that use the technology.

      If we are forced to take any of these actions, our business may be seriously harmed. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

      We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights in order to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could result in costly litigation and the diversion of our technical and management personnel.

WE FACE RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS THAT COULD PREVENT US FROM SUCCESSFULLY MANUFACTURING, MARKETING AND DISTRIBUTING OUR PRODUCTS INTERNATIONALLY

      We intend to expand our international operations in the future, including having some of our subcomponents manufactured in China. This expansion will require significant management attention and financial resources to develop successfully direct and indirect international sales and support channels and manufacturing. We may not be able to establish or maintain international market demand for our products. We currently have little or no experience in manufacturing, marketing and distributing our products internationally.

      In addition, international operations are subject to inherent risks, including:

      - greater difficulty in accounts receivable collection and longer collection periods;

      - difficulties and costs of staffing and managing foreign operations with personnel who have expertise in optical network technology;

      - unexpected changes in regulatory or certification requirements for optical systems or networks;

      - reduced protection for intellectual property rights in some countries, including China, where some of our subcomponents will be manufactured; and

      -     political and economic instability.

      While we expect our international revenues and expenses to be denominated predominantly in U.S. dollars, a portion of our international revenues and expenses may be denominated in foreign currencies in the future. Accordingly, we could experience the risks of fluctuating currencies and could choose to engage in currency hedging activities.

IF WE ARE UNABLE TO RAISE ANY NEEDED ADDITIONAL CAPITAL, WE MAY NOT BE ABLE TO GROW OUR BUSINESS, WHICH COULD LOWER THE VALUE OF YOUR INVESTMENT

      The development and marketing of new products and the expansion of our manufacturing facilities and associated support personnel will require a significant commitment of resources. In addition, if the market for photonic processors develops at a slower pace than we anticipate or if we fail to establish significant market share and achieve a significantly increased level of revenue, we may continue to incur significant operating losses and utilize significant amounts of capital. If cash from available sources is insufficient, or if cash is used for acquisitions or other unanticipated uses, we may need to raise additional capital. We cannot be certain that additional capital will be available to us at all, or that, if it is available, it will be on terms favorable to us. Any inability to raise additional capital when we require it would seriously harm our business. Any additional issuance of equity or equity-related securities will be dilutive to our stockholders.

WE FACE A NUMBER OF UNKNOWN RISKS ASSOCIATED WITH YEAR 2000 PROBLEMS THAT COULD RESULT IN CLAIMS AGAINST US OR IMPAIR THE USE OF OUR PRODUCTS BY OUR CUSTOMERS

      Our products are generally integrated into larger systems involving sophisticated hardware and software products supplied by other vendors. Our customers' systems involve different combinations of third party products. We cannot evaluate whether all of their products are year 2000 compliant. Despite the passing of January 1, 2000 and February 29, 2000, we may face claims based on year 2000 problems in other companies' products or based on issues arising from the integration of multiple products within the overall network. We may in the future be required to defend our products in legal proceedings, which could be expensive regardless of the merits of these claims.

      Despite the passing of January 1, 2000 and February 29, 2000, our suppliers, vendors, distributors, customers or service providers could still experience year 2000 problems. If any year 2000 related failures occur, they could result in an interruption in, or a failure of, our normal business activities or operations. If a year 2000 problem occurs, it may be difficult to determine which party's products have caused the problem. These failures could interrupt our operations and damage our relationships with our customers. Due to the general uncertainty inherent in the year 2000 problem with regard to our third party suppliers and vendors, we are unable to determine at this time whether year 2000 failures could harm our business.

      Our customers' purchasing plans may have been and may continue to be affected by year 2000 issues if they needed to expend significant resources to fix their existing systems to become year 2000 compliant. This situation may reduce funds available to purchase our products.

RISKS RELATED TO THE SECURITIES MARKETS AND THIS OFFERING

THERE MAY BE SALES OF A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK AS SOON AS MAY 3, 2000 AFTER THIS OFFERING BY OUR STOCKHOLDERS, INCLUDING OUR EXECUTIVE OFFICERS AND DIRECTORS, AND THESE SALES COULD CAUSE OUR STOCK PRICE TO FALL

      Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future.

      As of December 31, 1999, our executive officers, directors and substantially all of our stockholders, who held an aggregate of 55,391,841 shares of our common stock, or over 97.9% of our total outstanding shares, had executed lock-up agreements that prevent them from selling or otherwise disposing of our common stock for a period of 180 days from the date of our initial public offering, or February 3, 2000, without the prior written approval of Morgan Stanley & Co. Incorporated. These lock-up agreements will expire on August 1, 2000, and an aggregate of 46,129,693 shares will be eligible for sale, in some cases subject only to the volume, manner of sale and notice requirements of Rule 144 under the Securities Act.

      Notwithstanding the 180-day lock-up period, 25% of the shares, or 13,847,960 shares, subject to these lock-up restrictions, including 3,644,690 shares held by our executive officers and directors, may be released from these restrictions beginning May 3, 2000. This release will occur if the last reported sale price of our common stock is at least two times the initial public offering price per share for 20 of the 30 trading days preceding the 90th day after February 3, 2000. Of these shares to be released on May 3, 2000, 11,315,945 will be eligible for sale, in some cases subject only to the volume, manner of sale and notice requirements of Rule 144.

      Sales of a substantial number of shares of our common stock could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

      The 769,230 shares of common stock that we sold to MCI WorldCom Venture Fund and Microsoft concurrently with our initial public offering are "restricted securities" and the one year holding period for these shares will expire one year from the date of sale. The date of sale was February 9, 2000. However, each of MCI WorldCom Venture Fund and Microsoft may, beginning 180 days after February 3, 2000, exercise their registration rights which will enable them to sell all of their shares in the open market.

INSIDERS WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER US AFTER THIS OFFERING AND COULD DELAY OR PREVENT A CHANGE IN OUR CORPORATE CONTROL, WHICH MAY NEGATIVELY AFFECT YOUR INVESTMENT

      Our executive officers, directors and entities affiliated with them, in the aggregate, beneficially own approximately 65% of our outstanding common stock. These stockholders, if acting together, would be able to influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

PROVISIONS OF OUR CHARTER DOCUMENTS, DELAWARE LAW AND A LICENSE WE HAVE WITH A THIRD PARTY MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN CONTROL WHICH COULD NEGATIVELY AFFECT YOUR INVESTMENT

      Provisions of Delaware law and of our amended and restated certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For a further description of these provisions, see "Description of Capital Stock -- Delaware Law and Certain Provisions of Our Certificate of Incorporation and Bylaws" in our Registration Statement on Form S-1 (Registration Number 333-92097). In addition, if we are acquired by certain specified companies, our license from Fujitsu would be subject to termination, which could discourage those companies from making a bid to acquire us.

WE HAVE AND EXPECT TO CONTINUE TO EXPERIENCE SIGNIFICANT VOLATILITY IN OUR STOCK PRICE, WHICH COULD CAUSE YOU TO LOSE ALL OR PART OF YOUR INVESTMENT

      We expect the market price of our common stock to fluctuate significantly in response to a number of company specific factors, some of which are beyond our control, including:

      -     quarterly variations in our operating results;

      -     changes in financial estimates by securities analysts;

      -     changes in market valuations of Internet-related companies;

      - announcements by our competitors of new products or of significant acquisitions, strategic partnerships or joint ventures;

      -     any loss by us of a major customer;

      -     additions or departures of key management or engineering personnel;

      - any deviations in our net revenues or in losses from levels expected by securities analysts;

      -     future sales of our common stock; and

      - volume fluctuations, which are particularly common among highly volatile securities of Internet-related companies.

                                 USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution" described below.

                              SELLING STOCKHOLDERS

      Gregory Reyes, Jr., Federico Faggin and Joel Smith are directors of the Company and each own 40,000 shares of the Company's Common Stock. Brett Casebolt is the Company's Vice President, Business Development, and Mr. Casebolt owns 197,500 shares of the Company's Common Stock. Lee Bussell and Dennis Fernandez have served as outside consultants to the Company. Mr. Bussell and Mr. Fernandez own 45,000 and 105,000 shares of the Company's Common Stock, respectively. The Selling Stockholders do not beneficially own, individually or in the aggregate, more than 1% of the outstanding Common Stock of the Company prior to this offering. The following table shows the names of the Selling Stockholders and the number of Shares able to be sold by them pursuant to this Prospectus:


                                                       NO. OF SHARES TO BE
             NAME                                           REGISTERED
             ----                                      -------------------
        Gregory Reyes, Jr.                                    40,000
        Federico Faggin                                       40,000
        Joel Smith                                            40,000
        Brett Casebolt                                       195,000
        Lee Bussell                                           45,000
        Dennis Fernandez                                     105,000
                                                             -------
                TOTAL                                        465,000
                                                             =======

                              PLAN OF DISTRIBUTION

      The selling stockholders may sell all or a portion of the shares from time to time on the Nasdaq National Market for their own accounts at prices prevailing in the public market at the times of such sales. The selling stockholders may also make private sales directly or through one or more brokers. These brokers may act as agents or as principals. The selling stockholders will pay all sales commissions and similar expenses related to the sale of the shares. We will pay all expenses related to the registration of the shares.

      The selling stockholders and any broker executing selling orders on behalf of the selling stockholders may be considered "an underwriter" under the Securities Act. As a result, commissions received by a broker may be treated as underwriting commissions under the Securities Act. Any broker-dealer participating as an agent in that kind of transaction may receive commissions from the selling stockholders and from any purchaser of shares.

      Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents also may be entitled to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

      Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus. There can be no assurance that the Selling Stockholders will sell any or all of the Shares of Common Stock offered hereunder.

                                  LEGAL MATTERS

      The validity of the Shares of Common Stock offered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, counsel to the Company.

                                     EXPERTS

The consolidated financial statements and schedule of Avanex Corporation appearing in Avanex Corporation's Registration Statement (Form S-1 No. 333-92097) filed with the Securities and Exchange Commission, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                               AVANEX CORPORATION

                                 465,000 SHARES

                                       OF

                                  COMMON STOCK

                    -----------------------------------------

                                   PROSPECTUS

                    -----------------------------------------


                                 April 6, 2000

                     REGISTRATION STATEMENT ON FORM S-8/S-3

                                     PART II
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents and information previously filed with the Securities and Exchange Commission by Avanex Corporation (the "Company") are hereby incorporated by reference in this Registration Statement:

      (1) The Company's Registration Statement on Form S-1 (Registration No. 333-92097) under the Securities Act, in the form declared effective on February 3, 2000, including the Prospectus dated February 3, 2000 as filed by the Company pursuant to Rule 424(b) on February 4, 2000.

      (2) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed January 26, 2000 pursuant to
Section 12(g) of the Exchange Act and declared effective January 26, 2000.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

            Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

      The validity of the shares of Common Stock offered hereby has been passed upon for Avanex Corporation by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this registration statement, WS Investment Company 98A, WS Investment Company 99A and WS Investment Company 99B, each an investment partnership composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, in addition to certain current individual members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially own an aggregate of 423,419 shares of Avanex Corporation Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor...[by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

      Article EIGHTH of the Company's amended and restated certificate of incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Delaware law.

      Article VI of the Company's bylaws provides for the indemnification of officers, directors and third parties acting on behalf of Avanex Corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the Company's best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

      The Company has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Company's bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future. The indemnification agreements may require us, among other things, to indemnify the Company's directors, and officers against certain liabilities that may arise by reason of their status or service as directors and officers (other than liabilities arising from willful misconduct of culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

      The Company carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

            The issuance of the Shares being offered by the Form S-3 resale prospectus were deemed exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act.

ITEM 8. EXHIBITS

      EXHIBIT
      NUMBER                            DOCUMENTS
      ------                            ---------

       10.2*     1998 Stock Plan, as amended, and forms of agreement thereunder.

       10.3**    1999 Employee Stock Purchase Plan.

       10.4***   1999 Director Option Plan.

       5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                 Corporation, as to the validity of the securities being registered.

       23.1      Consent of Ernst & Young LLP, Independent Auditors.

       23.2      Consent of Counsel (contained in Exhibit 5.1).

       24.1      Power of Attorney (see page II-7).

      * Incorporated by reference to Exhibit 10.2 filed with Avanex Corporation's Registration Statement on Form S-1 (Registration No. 333-92097).

      **    Incorporated by reference to Exhibit 10.3 filed with Avanex
      Corporation's Registration Statement on Form S-1 (Registration No. 333-92097).

      ***   Incorporated by reference to Exhibit 10.4 filed with Avanex
      Corporation's Registration Statement on Form S-1 (Registration No. 333-92097).

      ITEM 9. UNDERTAKINGS

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 6th day of April, 2000.


                                          AVANEX CORPORATION


                                          By: /s/ Jessy Chao
                                             ----------------------------------
                                              Jessy Chao
                                              Chief Financial Officer

                                POWER OF ATTORNEY


      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jessy Chao and Brian Kinard, and each of them, as his or her attorney-in-fact, with full power of substitution in each, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8/S-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES ON THE 6TH DAY OF APRIL, 2000.

               SIGNATURE                                  TITLE
               ---------                                  -----
/s/ Walter Alessandrini                   President, Chief Executive Officer
-------------------------------------     (Principal Executive Officer) and
Walter Alessandrini                       Director

/s/ Jessy Chao                            Chief Financial Officer (Principal
-------------------------------------     Financial and Accounting Officer)
Jessy Chao

/s/ Xiaofan Cao                           Senior Vice President, Product
-------------------------------------     Development and Director
Xiaofan Cao

/s/ Todd Brooks                           Director
-------------------------------------
Todd Brooks

/s/ Michael Goguen                        Director
-------------------------------------
Michael Goguen

/s/ Seth Neiman                           Director
-------------------------------------
Seth Neiman

/s/ Vint Cerf                             Director
-------------------------------------
Vint Cerf

/s/ Joel Smith                            Director
-------------------------------------
Joel Smith

 /s/ Federico Faggin                      Director
-------------------------------------
Federico Faggin

/s/ Gregory Reyes, Jr.                    Director
-------------------------------------
Gregory Reyes, Jr.

                               AVANEX CORPORATION

                     REGISTRATION STATEMENT ON FORM S-8/S-3

                                INDEX TO EXHIBITS



      EXHIBIT
      NUMBER                                DOCUMENTS
      -------                               ---------

       10.2*     1998 Stock Plan, as amended, and forms of agreement thereunder.

       10.3**    1999 Employee Stock Purchase Plan.

       10.4***   1999 Director Option Plan.

       5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                 Corporation.

       23.1      Consent of Ernst & Young LLP, Independent Auditors.

       23.2      Consent of Counsel (contained in Exhibit 5.1).

       24.1      Power of Attorney (see page II-7).

      * Incorporated by reference to Exhibit 10.2 filed with Avanex Corporation's Registration Statement on Form S-1 (Registration No. 333-92097).

      **    Incorporated by reference to Exhibit 10.3 filed with Avanex
      Corporation's Registration Statement on Form S-1 (Registration No. 333-92097).

      ***   Incorporated by reference to Exhibit 10.4 filed with Avanex
      Corporation's Registration Statement on Form S-1 (Registration No. 333-92097).